UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Station Casinos, Inc.

(Exact Name of registrant as specified in its charter)

Nevada	88-0136443
(State of incorporation or organization)	(IRS Employer Identification No.)

2411 West Sahara Ave., Las Vegas, Nevada	89102
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to	Name of each exchange on which each
be so registered:	class is to be registered
Series “A” Preferred Share
Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) please check the following box. ☐

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Securities Act registration statement file number to which this form relates: Not applicable.

ITEM 1.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Reference is hereby made to the Registration Statement on Form 8-A filed by Station Casinos, Inc. (the “Company”) with the Securities and Exchange Commission on October 6, 1997, relating to the Rights Agreement between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”) dated as of October 6, 1997 (the “Rights Agreement”).  Such registration statement on Form 8-A is hereby incorporated by reference herein.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Rights Agreement.

As of April 11, 2007, there were 57,283,914 shares of Common Stock issued and outstanding and 23,268,363 shares of Common Stock held in the Treasury of the Company.  As long as the Rights are attached to the Common Stock, the Company will issue one Right with each new share of Common Stock so that all such shares will have Rights attached.

On February 23, 2007, Fertitta Colony Partners LLC, a Nevada limited liability company (“Parent”), FCP Acquisition Sub, a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company, and as a result the Company will continue as the surviving corporation and as a direct or indirect wholly-owned subsidiary of Parent (the “Merger”).  A description of the Merger Agreement is available in the Company’s Form 8-K dated February 23, 2007.

Immediately prior to the execution of the Merger Agreement, the Company and the Rights Agent entered into an Amendment to Rights Agreement dated as of February 23, 2007 (the “Amendment”), which amends the definition of Acquiring Person in the Rights Agreement.  The Amendment excepts Parent, Merger Sub and their respective Affiliates and Associates as well as Existing Equity Holders, each as defined in the Rights Agreement, from the definition of Acquiring Person only to the extent each is a Beneficial Owner (as defined in the Rights Agreement) as a result of the approval, execution and delivery of the Merger Agreement or consummation of the transactions contemplated thereby.

The foregoing description of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text the Amendment which is incorporated herein by reference from the Company’s Form 8-K dated February 23, 2007.

ITEM 2.  EXHIBITS.

Exhibit No.	Description
4.1	Amendment to Rights Agreement (Incorporated by reference herein to the Company’s Form 8-K dated February 23, 2007).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

STATION CASINOS, INC.

Date: April 12, 2007	By:	/s/ Thomas M. Friel
Thomas M. Friel
Executive Vice President, Chief
Accounting Officer and Treasurer

EXHIBIT INDEX

Exhibit
4.1

Amendment to Rights Agreement (“Rights Agreement”) dated as of February 23, 2007 between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (Incorporated by reference herein to the Company’s Form 8-K dated February 23, 2007).